Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Domtar Corporation:

We have audited the accompanying combined balance sheets of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the related combined statements of operations, Business Unit equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Weyerhaeuser Fine Paper Business (a Business Unit of Weyerhaeuser Company) as of December 31, 2006 and December 25, 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington

March 29, 2007, except as to notes 17 and 20,

    which are as of June 19, 2007

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Balance Sheets (note 2(a))

(Dollar amounts in millions)

	December 31, 2006	December 25, 2005
Assets
Current assets:
Cash	$1	$1
Receivables, less allowances of $2 and $2	340	321
Inventories (note 3)	520	562
Prepaid expenses	6	4
Deferred income taxes (note 7)	22	20

Total current assets	889	908
Property, plant and equipment, net (notes 4 and 15)	3,051	3,219
Construction in progress	14	51
Goodwill (note 5)	14	763
Deferred pension and other assets (note 12)	30	29

Total assets	$3,998	$4,970

Liabilities and Business Unit Equity
Current liabilities:
Accounts payable and accrued liabilities (notes 6 and 16)	$256	$318
Debt and current portion of capital leases (notes 8 and 15)	12	12

Total current liabilities	268	330
Environmental and landfill reserves (notes 14 and 15)	20	26
Other liabilities (note 15)	37	24
Deferred income taxes (note 7)	758	817

Total liabilities	1,083	1,197
Contingencies and commitments (note 15)
Business Unit equity (note 9)	2,915	3,773

Total liabilities and Business Unit equity	$3,998	$4,970

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Operations (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales (a)	$3,306	$3,267	$3,026
Costs and expenses:
Cost of products sold (b)	2,649	2,760	2,485
Depreciation and amortization	311	357	348
Taxes other than payroll and income taxes	25	24	22
Selling, general and administrative including allocated Weyerhaeuser Company costs	174	174	192
Charges for restructuring (note 16)	—	3	17
Charges for closure of facilities (note 16)	15	534	—
Impairment of goodwill (note 5)	749	1	—
Refund of countervailing and anti-dumping deposits (note 19)	(65)	—	—
Other operating costs (income)	4	(8)	3

Total costs and expenses	3,862	3,845	3,067

Operating loss	(556)	(578)	(41)
Income tax expense (benefit) (note 7)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

Per common share (in dollars) (note 20)
Net loss
Basic	(2.14)	(1.68)	(0.06)
Diluted	(2.14)	(1.68)	(0.06)
Weighted average number of common shares outstanding (millions)
Basic	284.1	284.1	284.1
Diluted	284.1	284.1	284.1

(a)	Includes sales of $91, $132 and $146 to related parties (note 10).
(b)	Includes purchases of $209, $355 and $299 from related parties (note 10).

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Business Unit Equity (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Balance, beginning	$3,773	$4,261	$4,316
Net loss	(609)	(478)	(17)
Other comprehensive income (loss):
Foreign currency translation adjustment	19	(50)	38
Additional minimum pension liability adjustment, net of tax expense (benefit) of $4 in 2006, $(4) in 2005 and $1 in 2004	6	(6)	2
Net change in cash flow hedge fair value adjustments, net of tax expense (benefit) of $(11) in 2006, $6 in 2005 and $1 in 2004	(16)	9	2

Comprehensive income (loss)	(600)	(525)	25
Adjustment to initially adopt FASB Statement No. 158 (notes 2(u) and 12)	(12)	—	—
Net payments to Weyerhaeuser	(287)	(76)	(121)
Net non-cash contributions from Weyerhaeuser	41	113	41

Balance, ending	$2,915	$3,773	$4,261

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Combined Statements of Cash Flows (note 2(a))

(Dollar amounts in millions)

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Cash provided by (used in):
Operations:
Net loss	$(609)	$(478)	$(17)
Items not involving cash:
Depreciation and amortization	311	357	348
Deferred income taxes, net (note 7)	(52)	(135)	(48)
Impairment of goodwill (note 5)	749	1	—
Charges for closures and restructurings (note 16)	15	537	17
Loss on disposition of assets	4	—	—
Changes in non-cash operating working capital:
Receivables	(19)	(40)	(19)
Inventories	43	(25)	(56)
Prepaid expenses	(2)	(4)	4
Deferred pension and other assets	(1)	(12)	2
Accounts payable and accrued liabilities	(79)	(9)	(13)
Other liabilities	(3)	(2)	(9)

Net cash provided by operating activities	357	190	209
Investments:
Additions to property, plant and equipment	(64)	(113)	(89)
Proceeds from sale of property, plant and equipment	1	4	7

Net cash used in investing activities	(63)	(109)	(82)
Financing:
Net payments to Weyerhaeuser	(287)	(76)	(121)
Debt and capital lease payments	(7)	(6)	(5)

Net cash used in financing activities	(294)	(82)	(126)

Change in cash	—	(1)	1
Cash, beginning	1	2	1

Cash, ending	$1	$1	$2

See accompanying notes to combined financial statements.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

1. Background and nature of operations:

On August 22, 2006, Weyerhaeuser Company and certain wholly-owned subsidiaries (“WY”) entered into an agreement providing for:

•

a series of transfers and other transactions resulting in the Weyerhaeuser Fine Paper Business (the “Business Unit”) becoming wholly-owned by Domtar Corporation (“Spinco”). As of the date of these combined financial statements, Spinco was a wholly-owned subsidiary of WY;

•	the distribution of shares of Spinco to WY’s shareholders; and

•	the acquisition of Domtar, Inc. (“Domtar”) by Spinco.

The transactions described above were consummated on March 7, 2007.

The Business Unit consists of pulp and paper mills, converting operations, sawmills, forest management licenses and related assets of WY. These facilities are principally engaged in the harvesting of timber and the manufacture, distribution and sale of forest products, including softwood lumber and pulp and paper products.

The Business Unit’s segments are:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

These combined financial statements do not reflect any effects of the transaction with Domtar.

2. Significant accounting policies:

(a) Basis of presentation of financial statements:

These combined financial statements include the accounts of WY’s Fine Paper operations, one pulp operation and certain Canadian logging, forest management and sawmill operations. All significant transactions and balances between operations within the Business Unit have been eliminated.

The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the purpose of presenting the Business Unit’s financial position, results of operations and cash flows. Financial statements historically have not been prepared for the Business Unit. The accompanying combined financial statements have been derived from

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

historical accounting records of WY. The historical operating results and cash flows of the Business Unit may not be indicative of what they would have been had the Business Unit been a stand-alone entity, nor are they necessarily indicative of what the Business Unit’s operating results and cash flows may be in the future.

The combined statements of operations for the Business Unit include allocations of certain costs from WY directly related to the operations of the Business Unit, including an apportionment of central general and administrative costs for accounting, human resources, purchasing, information systems, transaction services, payroll processing costs, legal fees and other overhead costs. These centralized costs were allocated to the Business Unit using a three-part apportionment factor based on relative headcount, assets and certain revenue. WY pension and post-retirement benefits expense was allocated based on relative salaried headcount, with the exception of pension expense of four Business Unit Canadian pension plans which are directly included in the combined statements of operations.

Management believes the methodologies applied for the allocation of these costs are reasonable. Except for an immaterial amount of interest on capital leases and debt that will be assumed by Spinco, interest expense has not been allocated to the Business Unit.

Certain of the Business Unit’s working capital assets, property, plant and equipment and liabilities are common assets and liabilities shared with WY facilities not part of the Business Unit. Allocations were performed in order to reflect the appropriate portion of each asset and liability in the accounts of the Business Unit. The allocations were based on third party sales percentages, headcount percentages or a three-part apportionment factor based on relative headcount, assets and certain revenue. Goodwill is allocated based on relative fair value. Management believes the methodologies used for the asset and liability allocations are reasonable.

Significant changes could have occurred in the funding and operation of the Business Unit if it operated as an independent, stand-alone entity, including the need for debt and the incurrence of interest expense, which could have a significant impact on its financial position and results of operations.

(b) Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates and measurement uncertainty include the allocation of assets and costs as described in notes 2(a), 10, 12 and 13; the determination of net realizable value for receivables and inventory; the depreciation rates for property, plant and equipment; assessment of impairment for property, plant, equipment and goodwill; environmental matters; pension and other postretirement benefit plans; income taxes; and asset retirement obligations. On an ongoing basis, management reviews its estimates based on currently available information. Actual results could differ from those estimates.

(c) Fiscal year end:

The Business Unit’s fiscal year ends on the last Sunday of each calendar year. The Business Unit’s fiscal years in 2005 and 2004 each had 52 weeks. The Business Unit’s fiscal year in 2006 had 53 weeks.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(d) Business Unit equity:

Business Unit equity represents WY’s interest in the carrying value of the net assets of the Business Unit. WY uses a centralized approach to cash management and financing of operations. As a result, none of WY’s cash, cash equivalents or direct indebtedness has been allocated to the Business Unit in the combined financial statements. All transactions between the Business Unit and WY, including the allocation of centralized costs, income taxes and cumulative foreign currency translation adjustments flow through the Business Unit equity account.

(e) Trade accounts receivable:

Trade accounts receivable are stated net of allowances for doubtful accounts.

(f) Inventories:

Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (“LIFO”) method is used to cost certain domestic raw materials, in process and finished goods inventories. LIFO inventories were $284 million and $283 million at December 31, 2006 and December 25, 2005, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories and all foreign inventories is costed at either the first-in, first-out (“FIFO”) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $98 million and $65 million greater at December 31, 2006 and December 25, 2005, respectively.

(g) Property, plant and equipment:

The Business Unit’s property accounts are maintained on an individual basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Property under capital leases are stated at the present value of minimum lease payments and amortized over the shorter of the lease term or estimated useful life of the assets.

The cost and accumulated depreciation of property sold or retired are removed from the accounts and the gain or loss is included in the combined statements of operations.

(h) Forest management licenses:

The Business Unit holds forest management licenses in two Canadian provinces. The provincial governments grant these licenses for initial periods of 5-20 years, and the licenses are renewable every five years, provided the Business Unit meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies between the two provinces, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the licenses.

(i) Goodwill:

Goodwill represents the excess of purchase price over fair value of net assets acquired in business combinations. Goodwill is assessed for impairment annually, or whenever events indicate a potential impairment, using a fair-value-based approach. The annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(j) Revenue recognition:

The Business Unit recognizes revenue when persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, price to the buyer is fixed and determinable and collectibility is reasonably assured. The timing of revenue recognition is dependent on shipping terms. Substantially all product sales are sold free on board (“FOB”) shipping point and revenue is recognized at the time of shipment except for export sales where revenue is recognized when title transfers at the foreign port. For sales transactions that are designated FOB destination, revenue is recognized when the product is delivered to the customer’s delivery site.

(k) Concentration of credit risk

Net sales to the Business Unit’s two largest customers accounted for approximately 28 percent of total sales in the year ended December 31, 2006 and 27 percent of total sales in each of the years ended December 25, 2005 and December 26, 2004. No other customer accounted for more than 10 percent of net sales for any of these periods.

(l) Shipping and handling costs:

The Business Unit classifies shipping and handling costs as a component of costs of products sold in the combined statements of operations.

(m) Impairment of long-lived assets:

The Business Unit accounts for long-lived assets in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Statement 144 requires management to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.

(n) Stock-based employee compensation:

Some of the Business Unit’s employees participate in Weyerhaeuser Company’s Long-Term Incentive Compensation Plan (the “Incentive Compensation Plan”) as described in note 11. Through December 25, 2005, WY applied the intrinsic-value method for stock-based compensation to employees prescribed by Accounting Principles Board (“APB”), Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations.

As described in “accounting pronouncements implemented,” APB Opinion No. 25 was superseded by FASB Statement No. 123 (revised 2004), Share Based Payment, as of the beginning of fiscal 2006. Employee awards issued, modified, repurchased or cancelled after implementation of Statement 123R under share-based payment arrangements are measured at fair value as of the grant dates and the resulting costs are recognized in the combined statements of operations over the service period.

(o) Foreign currency translation:

The local currency is considered the functional currency for the Business Unit’s operations in Canada. Assets and liabilities are translated into U.S. Dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. Dollars at average monthly exchange rates.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(p) Income taxes:

The Business Unit is a business unit of WY and, for purposes of federal, state and provincial taxes, is not subject to separate income taxes, as its results of operations are included in WY’s consolidated tax returns. For purposes of these combined financial statements, the Business Unit’s tax expense (benefit) for federal, state and provincial income taxes has been determined on a separate return basis. All income tax expense (benefit) of the Business Unit is recorded in the combined statements of operations with the offset recorded through the Business Unit equity account or deferred tax accounts.

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(q) Pension plans:

The Business Unit participates in WY pension plans covering most of its employees. Both U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.

(r) Derivatives:

The Business Unit accounts for its derivatives in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. The Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of forecasted natural gas purchases. The Business Unit does not hold or issue financial instruments for speculative or trading purposes. See note 13 for additional information.

(s) Environmental Costs:

Liabilities for loss contingencies, including environmental costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from third parties, which are probable of realization, are separately recorded as assets, and are not offset against the related environmental liability, in accordance with FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(t) Advertising costs:

Advertising costs are charged to expense in the period incurred. Advertising expense was $5 million, $7 million and $6 million for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

(u) Accounting pronouncements implemented:

Consolidation of variable interest entities—WY adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Business Unit consolidated one entity, Wapawekka Lumber LP (“Wapawekka”), as a result of adopting Interpretation 46R. Wapawekka is a 51 percent owned limited partnership that operates a sawmill in Saskatchewan, Canada. Wapawekka had net liabilities of $5 million and $3 million at December 31, 2006 and December 25, 2005, respectively. The adoption of FIN 46R did not have a material effect on the Business Unit’s financial position, results of operations or cash flows.

Accounting for share-based compensation—WY adopted Statement 123R as of the beginning of fiscal year 2006. Statement 123R is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25. Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant dates. The resulting cost is then recognized in the combined statements of operations over the required service period. See note 11.

Accounting for inventory costs—WY adopted FASB Statement No. 151, Inventory Costs—An Amendment of ARB No. 43, Chapter 4, as of the beginning of 2006. Statement 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, Statement 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. Adoption of Statement 151 did not have a material effect on the Business Unit’s financial position or results of operations.

Accounting changes and error corrections—WY adopted FASB Statement No. 154, Accounting Changes and Error Corrections as of the beginning of fiscal year 2006. This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. Statement 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not provide specific transition provisions, unless it is impracticable to do so. The statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of Statement 154.

Accounting for defined benefit pension and other post retirement plans—WY adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an Amendment of FASB Statements No. 87, 88, 106 and 132(R), in the fourth quarter of 2006. Statement 158 requires an employer

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

to recognize the overfunded or underfunded status of defined benefit pension and other postretirement plans (other than multiemployer plans) as an asset or liability in its statement of financial position through comprehensive income. Statement 158 does not allow prior balance sheets to be adjusted and also requires an employer to measure the funded status of a plan as of the date of its year-end statement balance sheet. Statement 158 also requires additional disclosures in the notes to financial statements. See Note 12 for additional information including the effects of adopting Statement 158.

Quantifying financial statement misstatements —The Business Unit adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”) in the fourth quarter of 2006. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered. The implementation of SAB 108 did not have a material effect on the Business Unit’s combined financial statements.

The adoption of the following recent accounting pronouncements did not have a material effect on the Business Unit’s results of operations or financial condition:

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.

•	FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

(v) Prospective accounting pronouncements:

Fair value measurements—the FASB issued Statement No. 157, Fair Value Measurements, in September 2006. Statement 157 establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The Business Unit is currently evaluating the effect that Statement 157 will have on its financial position and results of operations for fair value measurements incurred after the adoption of Statement 157 in fiscal 2008.

Uncertainty in income taxes—The FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, in June 2006. Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Business Unit does not believe that Interpretation 48 will have a material effect on its financial position and results of operations when the Interpretation is adopted in the first quarter of 2007.

Accounting for planned major maintenance activities—In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities (“FSP AUG AIR-1”). FSP AUG AIR-1 amends the guidance on accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. The Business Unit applied the “accrue in advance” method of accounting for planned annual maintenance costs in its primary manufacturing mills through 2006. The Business Unit will be required to adopt FSP AUG AIR-1 in the first quarter of fiscal year 2007. The

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

implementation of this standard will not have a material effect on the Business Unit’s combined financial position or annual results of operations. However, in accordance with Statement 154 discussed in “Accounting Pronouncements Implemented” above, the Business Unit will be required to retrospectively apply FSP AUG AIR-1 to its prior period financial statements, which will result in an adjustment to the Business Unit’s 2006 quarterly results of operations in its comparative quarterly combined financial statements for fiscal year 2007. The Business Unit does not expect any adjustment to its future annual results of operations as a result of implementation or retrospective application of FSP AUG AIR-1.

3. Inventories:

	December 31, 2006	December 25, 2005
Logs and chips	$15	$40
Lumber	2	4
Pulp and paper	333	354
Materials and supplies	170	164

	$520	$562

4. Property, plant and equipment:

	Range of Lives	December 31, 2006	December 25, 2005
Land		$33	$33
Buildings and improvements	10-40	831	823
Machinery and equipment	2-25	5,718	5,646
Other	3	98	48

		6,680	6,550
Less allowance for depreciation and amortization		(3,631)	(3,335)
Allocated property, plant and equipment		2	4

		$3,051	$3,219

5. Goodwill:

	Pulp and Fine Paper	Softwood Lumber	Total
Balance as of December 26, 2004	$765	$4	$769
Impairment of goodwill	—	(1)	(1)
Foreign exchange impact on goodwill	(5)	—	(5)

Balance as of December 25, 2005	760	3	763
Impairment of goodwill	(749)	—	(749)

Balance as of December 31, 2006	$11	$3	$14

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

WY announced in April 2006 that it was considering alternatives for Fine Paper that range from continuing to hold and operate the assets to a possible sale or other disposition. In connection with this announcement, WY received information that indicated that the carrying value of the Fine Paper reporting unit exceeded the fair value of the reporting unit. Based on an evaluation of the value of the assets and liabilities within the reporting unit, WY concluded that the implied value of the Fine Paper reporting unit’s goodwill was zero. Goodwill of the pulp reporting unit, which is part of Pulp and Fine Paper, was not impaired.

The goodwill impairment is not deductible for income tax purposes and represents a permanent book-tax difference. As a result, no tax benefit has been recognized for the goodwill impairment charge.

6. Accounts payable and accrued liabilities:

	December 31, 2006	December 25, 2005
Accounts payable	$118	$151
Payroll – wages and salaries, incentive awards, retirement and vacation pay	74	98
Taxes – Social Security and real and personal property	6	8
Other	58	61

	$256	$318

7. Income taxes:

Operating loss is comprised of the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Domestic earnings (loss)	$(541)	$46	$50
Foreign loss	(15)	(624)	(91)

Operating loss	$(556)	$(578)	$(41)

Provisions for income taxes include the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Federal:
Current	$85	$27	$9
Deferred	(45)	(32)	(8)
State
Current	20	8	4
Deferred	(10)	(8)	(1)
Foreign
Current	—	2	3
Deferred	3	(97)	(31)

Income tax expense (benefit)	$53	$(100)	$(24)

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The provisions for income taxes of the Business Unit differs from the amount computed by applying the statutory income tax rate of 35% to operating loss before income taxes due to the following:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
US federal statutory income tax	$(195)	$(202)	$(14)
State income taxes	7	1	1
Foreign income taxes	(2)	120	4
Tax credits	(12)	(16)	(15)
Goodwill impairment	262	—	—
Tax rate changes and other	(7)	(3)	—

Income tax expense (benefit)	$53	$(100)	$(24)

During 2006, the Business Unit recognized a one-time deferred tax benefit of $3 million resulting from a change in the Texas state tax rate. During 2005, the Business Unit recognized one-time deferred tax benefits of $3 million and $1 million resulting from a change in the Ohio state income tax law and a one-time reduction in the British Columbia provincial corporate income tax rate, respectively. The benefits were due to the effect of the lower tax rates on accumulated temporary differences.

Deferred tax assets (liabilities) are comprised of the following:

	December 31, 2006	December 25, 2005
Inventories	$10	$10
Vacation pay	7	8
Environmental and landfill reserves	8	10
Severance and closure reserves	3	13
Asset impairments	144	145
Net operating loss carryforwards	121	109
Other	12	—

Gross deferred tax assets	305	295
Valuation allowance	(109)	(108)

Net deferred tax assets	196	187

Depreciation	(928)	(979)
Pension	(4)	(5)

Total deferred tax liabilities	(932)	(984)

Total net deferred taxes	$(736)	$(797)

As of December 31, 2006, the Business Unit had foreign net operating loss carryforwards of $353 million that expire from 2008 to 2026.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

The valuation allowance increased $1 million and $106 million in the years ended December 31, 2006 and December 25, 2005, respectively. The increase is due primarily to reserves established in 2005 for facility closures and an increase in the foreign net operating loss carryforward.

8. Debt:

The Business Unit’s consolidated variable interest entity (“VIE”), Wapawekka, has a demand loan from a bank outstanding in the amount of $4 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%. A letter of undertaking regarding duties recoverable pursuant to a letter of commitment with Weyerhaeuser Company Limited (“WY Ltd.”), a wholly-owned subsidiary of WY, has been pledged as specific security.

Wapawekka also has a demand loan from a bank outstanding in the amount of $1 million at December 31, 2006 and December 25, 2005. The loan is repayable in full on demand or before June 30, 2007 at an interest rate equal to the bank’s prime interest rate plus 1%, with interest payable monthly. A $1 million guarantee from Weyerhaeuser Saskatchewan Ltd., a wholly-owned subsidiary of WY Ltd., has been pledged as specific security.

9. Cumulative other comprehensive income:

Business Unit equity contains the following items:

	December 31, 2006	December 25, 2005
Foreign currency translation adjustments	$80	$61
Additional minimum pension liability adjustments	—	(6)
Net pension loss not yet recognized in earnings	(7)	—
Prior service cost not yet recognized in earnings	(5)	—
Cash flow hedge fair value adjustments	(5)	11

	$63	$66

10. Related party transactions:

The Business Unit engages in various transactions with WY that are characteristic of a consolidated group under common control. The receipts, disbursements and net cash position of the Business Unit are currently managed by WY through a centralized treasury system. Accordingly, both cash generated by and cash requirements of the Business Unit flow through Business Unit equity in the accompanying combined financial statements of the Business Unit.

Expenses in the amount of $94 million, $93 million and $109 million of WY were allocated to the Business Unit for the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. See notes 2(a) and 12 for nature of costs allocated and the allocation methodologies.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Business Unit purchased the following from WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pulp and fiber	$164	$322	$283
Corrugated boxes	45	33	16

Total purchases	$209	$355	$299

These purchases were at current market values with the exception of purchases from WY timberlands (which represent 39 percent, 55 percent and 44 percent of purchases) and certain pulp purchases in 2006 and 2005 (which represent 12 percent and 7 percent of purchases) which were at a fully absorbed cost basis. One of the Business Unit’s facilities also purchases energy at cost from WY.

The Business Unit sold the following to WY:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pulp and fiber	$2	$12	$7
Paper	20	33	52
Lumber	69	87	87

Total sales	$91	$132	$146

These sales were at current market values.

11. Stock-based compensation plan:

Some of the Business Unit’s employees participate in the Incentive Compensation Plan. The Incentive Compensation Plan provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units. The exercise prices of stock options and stock appreciation rights granted under the Incentive Compensation Plan is required to be at market price on the date of grant.

WY applied the intrinsic value method for stock-based compensation to employees prescribed by APB Opinion No. 25 through December 25, 2005.

Compensation costs required to be disclosed by Statement 123 would have an immaterial effect on the Business Unit’s results from operations for 2005 and 2004. As disclosed in note 2(n), Statement 123R required WY to measure the fair value as of the grant dates of employee awards issued, modified, repurchased or cancelled after December 25, 2005 and to recognize the resulting cost in the combined statements of operations over the service period. In the year ended December 31, 2006, the Business Unit recognized compensation cost for stock-based compensation of $2 million.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

12. Employee benefit plans:

(a) Pension plans and postretirement benefits

The Business Unit participates in several retirement programs for its employees which are sponsored by WY. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (“qualified”) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (“unqualified”). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (“registered”), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (“non-registered”). WY also provides benefits under a postretirement health care and life insurance plan to eligible salaried employees in both countries. Benefits provided under the postretirement health care and life insurance plan are currently funded by the general assets of WY. The measurement date for all plans sponsored by WY is the end of the fiscal year.

Other than four Canadian pension plans (“Canadian Plans”) that will be transferred to Domtar at closing, management determined that it was not practical to allocate a portion of WY’s pension assets or to prepare detailed employee benefit plan disclosures for the stand-alone combined financial statements of the Business Unit in a manner that would be consistent with the level of detail provided in WY’s consolidated financial statements. Disclosures related to the Canadian Plans are included in this note.

The defined benefit pension expense (other than the Canadian Plans) relating to certain hourly employees and salaried employees and postretirement benefits expense is based on an allocation method described in note 2(a) and is charged to the Business Unit. The defined benefit pension expense related to the Canadian Plans is charged directly to the Business Unit. The expense (income) recognized for such plans by the Business Unit is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Pension, net – allocated	$4	$9	$6
Pension, net – direct	(5)	—	5
Postretirement benefits	11	9	8

Net charge	$10	$18	$19

The Business Unit adopted the provisions of Statement 158 as of December 31, 2006, which requires that the funded status of pension and other postretirement benefit plans be presented on the balance sheet. No adjustments were made to the combined balance sheet as of December 25, 2005. See note 2(u).

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(b) Canadian Plans

The following tables provide a reconciliation of the changes in the Canadian Plans’ benefit obligations and fair value of plan assets over the two year period ended December 31, 2006:

	December 31, 2006	December 25, 2005
Reconciliation of benefit obligation:
Benefit obligation as of prior year-end	$310	$253
Service cost	6	5
Interest cost	15	15
Plan participants’ contributions	2	2
Actuarial loss	1	40
Foreign currency exchange rate changes	—	18
Benefits paid	(16)	(12)
Plan amendments	—	10
Curtailments	(1)	(22)
Special termination benefits	1	1

Benefit obligation at end of year	$318	$310

Reconciliation of fair value of plan assets:
Fair value of plan assets as of beginning of year (actual)	$292	$235
Actual return on plan assets	47	37
Foreign currency exchange rate changes	—	16
Employer contributions	8	9
Plan participants’ contributions	2	2
Benefits paid	(16)	(12)

Fair value of plan assets at end of year (estimated)	$333	$287

WY funds its registered pension plans. The expected funding of the Canadian Plans in 2007 is $5 million.

The Business Unit estimates the projected benefit payments as of December 31, 2006 under the Canadian Plans over the next ten years will be as follows:

2007	$40
2008	14
2009	14
2010	14
2011	14
2012-2016	84

$180

The accumulated benefit obligation for the Canadian Plans was $294 million and $286 million at December 31, 2006 and December 25, 2005, respectively.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The funded status of the Canadian Plans at December 25, 2005 under prior accounting rules is as follows:

December 25, 2005
Funded status	$(23)
Unrecognized prior service cost	10
Unrecognized net loss	37

Prepaid benefit cost	$24

Amounts recognized in the combined balance sheet consist of:

December 25, 2005
Prepaid benefit cost	$18
Accrued liability	(3)
Cumulative other comprehensive loss	9

Net amount recognized	$24

The funded status of the Canadian Plans and amounts recognized in the combined balance sheet as of December 31, 2006 under Statement 158 is as follows:

December 31, 2006
Noncurrent assets	$16
Current liabilities	—
Noncurrent liabilities	(1)

Funded status	$15

Pretax amounts included in cumulative other comprehensive income (loss) at December 31, 2006 were as follows:

December 31, 2006
Net pension loss	$(11)
Prior service cost	(9)

Net amount recognized (pretax)	$(20)

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The incremental effect of applying the provisions of Statement 158 on the combined balance sheet as of December 31, 2006 is as follows:

	December 31, 2006
	Before Application of Statement 158	Adjustment	After Application of Statement 158
Assets:
Deferred pension and other assets:
Noncurrent pension asset	$35	$(19)	$16

Liabilities:
Other liabilities	$—	$(1)	$(1)

Business Unit equity:
Cumulative other comprehensive loss (pretax)	$—	$(20)	$(20)
Tax benefit	—	8	8

Cumulative other comprehensive loss (net of tax)	$—	$(12)	$(12)

Estimated amounts that will be amortized from other comprehensive income during 2007 are as follows:

Net loss	$—

Prior service cost	$1

The components of net periodic benefit costs for the Canadian Plans are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Service cost	$7	$5	$6
Interest cost	15	15	14
Expected return on plan assets	(26)	(22)	(18)
Prior service cost recognized	1	2	2
Actuarial loss recognized	—	—	1

	(3)	—	5
(Gain) loss due to closure, sale, plan termination and other	—	(8)	6

	$(3)	$(8)	$11

Registered Plans The investment strategy of the Canadian pension trust is to concentrate direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. WY has not established target allocations for the direct investment portfolio or the derivatives.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The Canadian registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the Business Unit does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The Business Unit manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.

In all periods presented, the discount rate is based on yields for corporate bonds rated AA or better, by matching cash flows to a spot rate yield curve.

The assets of the Canadian Plans are held in a master trust that also holds assets of other WY-sponsored plans. The allocation of the net assets held by the Canadian master trust and the U.S. master trust combined are as follows:

	December 31, 2006	December 25, 2005
Private equity and related funds	26.3%	23.6%
Real estate and related funds	3.9	5.2
Common stock and equity index instruments	0.9	1.0
Fixed income	15.5	27.5
Hedge funds	53.4	43.0
Net receivables	0.4	0.1
Accrued liabilities	(0.4)	(0.4)

	100.0%	100.0%

The assumptions used in the measurement of the Canadian Plans’ benefit obligations are as follows:

	December 31, 2006	December 25, 2005
Discount rate	5.15%	5.15%
Rate of compensation increase	3.25%	3.25%

The assumptions used in the measurement of the Canadian Plans’ net pension costs are as follows:

	Year ended December 31, 2006	Year ended December 25, 2005
Discount rate	5.15%	6.00%
Expected return on plan assets	9.50%	9.50%
Rate of compensation increase	3.25%	3.50%

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

The expected return on plan assets assumption reflects WY’s best estimate regarding the long-term expected return on the U.S. portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the U.S. plan since 1998. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performances.

(c) Defined Contribution Plan

The Business Unit participates in various defined contribution plans for salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed to the plans for participating employees were $7 million, $8 million and $7 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively.

13. Derivatives:

(a) Hedging:

The Business Unit purchases natural gas at the prevailing market price at the time of delivery. In order to manage the cash flow risk associated with purchases of natural gas, the Business Unit participates in a WY hedging program whereby WY utilizes derivative financial instruments to fix the price of up to 30 percent of forecasted natural gas purchases for periods up to 18 months into the future. WY formally documents the hedge relationships, including identification of the hedging instruments and the hedged items, the risk management objectives and strategies for undertaking the hedge transactions, and the methodologies used to assess effectiveness and measure ineffectiveness. Changes in the fair value of the derivative financial instruments are allocated by WY to individual facilities based on projected usage of natural gas. The Business Unit recognizes its allocable share of the gains and losses on WY’s derivative financial instruments in earnings when the forecasted purchases occur. A summary of amounts related to the Business Unit’s participation in the WY hedging program follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Net gain recognized in cost of products sold	$—	$12	$1
Unrealized gains (losses) not yet recognized in the combined statements of operations at the end of the period	$(9)	$18	$3

(b) Other:

The Business Unit is a party to purchase and sale contracts for commodities that meet the definition of a derivative. However, the arrangements are accounted for as normal purchases and normal sales, not derivatives, beginning in the fourth quarter of 2004 because the Business Unit expects to take delivery on the purchase contracts and to ship product on the sales contracts. Losses recognized in the Business Unit’s combined statements of operations for the contracts were $3 million in the year ended December 26, 2004.

14. Asset retirement obligations:

The Business Unit’s asset retirement obligations principally include landfill capping obligations and asbestos removal obligations. The Business Unit has estimated the net present value of its asset retirement obligations to be $16 million and $17 million at December 31, 2006 and December 25, 2005, respectively. The

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

majority of the asset retirement obligations are estimated to be settled by 2030. However, some settlement scenarios call for obligations to be settled as late as 2048. There were no significant changes in the asset retirement obligations for the periods presented.

The Business Unit has not recognized a liability under Interpretation 47 for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value cannot be reasonably estimated because the settlement dates are unknown.

15. Legal proceedings, commitments and contingencies:

(a) Legal proceedings

The Business Unit is subject to a small number of claims and litigation matters that have arisen in the ordinary course of business. Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that the ultimate outcome of these legal proceedings will not have a material adverse effect on the Business Unit’s long-term results of operations, cash flows or financial position.

(b) Environmental matters

During the first quarter of 2006 the Business Unit closed its pulp and paper mill in Prince Albert, Saskatchewan and the Big River sawmill in Saskatchewan due to poor market conditions. These facilities are currently not in operation. Spinco has not determined at this time whether the facilities will be reopened, sold or permanently closed. In the event the facilities are permanently closed, the Province of Saskatchewan may require active decommissioning and reclamation at one or both facilities. In the event decommissioning and reclamation is required at either facility, the work is likely to include investigation and remedial action for areas of significant environmental impacts.

The Business Unit is a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the Business Unit that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the Business Unit. As of December 31, 2006, the Business Unit has established reserves totaling $4 million for estimated remediation costs on the three active sites across its operations. Environmental remediation reserves totaled $9 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. Based on currently available information and analysis, the Business Unit believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $20 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the Business Unit among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the Business Unit has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

(c) Purchase obligations

Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the Business Unit and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the Business Unit can cancel without penalty. As of December 31, 2006, the Business Unit’s commitments under non-cancelable purchase obligations were $32 million in 2007 and $6 million thereafter.

(d) Commitments

The Business Unit leases various equipment, warehouse space and office space under operating leases. The equipment leases cover light duty vehicles, forklifts and office equipment. The Business Unit recognized rent expense of approximately $16 million, $20 million and $18 million in the years ended December 31, 2006, December 25, 2005 and December 26, 2004, respectively. The Business Unit also leases certain equipment under capital leases. During 2006, the Business Unit entered into new capital leases of $17 million.

The Business Unit’s future commitments under operating and capital leases as of December 31, 2006 are as follows:

	Capital Leases	Operating Leases	Total
2007	$9	$4	$13
2008	8	2	10
2009	8	1	9
2010	5	—	5
2011	3	—	3
Thereafter	12	1	13

	45	$8	$53

Less amounts representing interest	6

Present value of minimum lease payments	39
Less current portion of capital lease obligations	7

Long-term portion of capital lease obligations	$32

Equipment under capital leases are as follows:

	Range of Lives	December 31, 2006	December 25, 2005
Equipment under capital lease	3–11	$67	$47
Accumulated depreciation		(30)	(22)

		$37	$25

16. Charges for restructuring and closure of facilities:

(a) Restructuring Charges:

As WY has acquired businesses and consolidated them into existing operations, WY has incurred charges associated with the transition and integration of those activities. Certain of those charges were incurred by the

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Business Unit. The charges reflected in the following table are primarily associated with WY’s 2002 acquisition of Willamette Industries, Inc., which included Fine Paper facilities and restructuring activities at the Dryden, Ontario and Prince Albert, Saskatchewan facilities:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Severance and outplacement costs	$—	$2	$10
Pension curtailment	—	1	6
Professional services	—	—	1

	$—	$3	$17

As of December 25, 2005, the Business Unit’s accrued liabilities included approximately $5 million of severance accruals related to integration and restructuring charges.

(b) Closures of facilities:

Facilities that do not represent a long-term strategic fit for the Business Unit, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions and increasing productivity at many of the Business Unit’s operating facilities have provided the Business Unit with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.

Closure charges recognized in 2005 include costs related to the closure of a pulp and paper facility and a fine paper machine. Additionally, the Business Unit recognized impairment charges for Wapawekka and a sawmill as they sell chips and hog fuel to the closed pulp and paper facility and do not have an alternate market for such residuals.

The Business Unit does not expect to incur any additional material charges related to these closures. Charges for closure of facilities include:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Asset impairments	$—	$499	$—
Termination benefits	—	43	—
Other closure costs	19	—	—
(Gain) loss on curtailment of pension benefits	2	(8)	—
Reversals of closure charges recorded in prior periods	(6)	—	—

	$15	$534	$—

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Changes in accrued termination benefits related to facility closures during the years ended December 31, 2006 and December 25, 2005 were as follows:

	December 31, 2006	December 25, 2005
Accrued severance – beginning balance	$43	$—
Costs incurred and charged to expense	—	43
Payments	(24)	—
Other adjustments	(5)	—

Accrued severance – ending balance	$14	$43

17. Business segments:

Following the Transaction, the Business Unit operates in the two reportable segments described below. Each reportable segment offers different products and services and requires different technology and marketing strategies. The following summary briefly describes the operations included in each of the Business Unit’s reportable segments:

•	Papers—represents the aggregation of the manufacturing and distribution of business, commercial printing and publication, and technical and specialty papers, as well as pulp.

•	Wood—comprises the manufacturing and marketing of lumber and wood-based value-added products and the management of forest resources.

The Business Unit evaluates performance based on operating income, which represents sales, reflecting transfer prices between segments at fair value, less allocable expenses before financing expenses and income taxes. Segment assets are those directly used in segment operations.

An analysis and reconciliation of the Business Unit’s business segment information to the respective information in the combined financial statements is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales to and revenues from customers external to the Business Unit:
Papers	$3,143	$3,072	$2,867
Wood	163	195	159

	3,306	3,267	3,026

Intersegment sales:
Papers	—	2	1
Wood	71	143	126

	71	145	127

Total sales and revenues	3,377	3,412	3,153
Inter segment eliminations	(71)	(145)	(127)

	$3,306	$3,267	$3,026

Contribution (charge) to earnings:
Papers	$(608)	$(492)	$(39)
Wood	52	(86)	(2)

Operating loss	(556)	(578)	(41)
Income tax expense (benefit)	53	(100)	(24)

Net loss	$(609)	$(478)	$(17)

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Depreciation and amortization:
Papers	$302	$341	$335
Wood	9	16	13

	$311	$357	$348

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Charges for restructuring, closure of facilities and goodwill impairment:
Papers	$765	$461	$16
Wood	(1)	77	1

	$764	$538	$17

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Capital expenditures:
Papers	$64	$108	$84
Wood	—	5	5

	$64	$113	$89

	December 31, 2006	December 25, 2005
Total assets:
Papers	$3,933	$4,883
Wood	65	87

	$3,998	$4,970

18. Geographical areas:

The Business Unit attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer.

Export sales from the United States consist principally of pulp. Long-lived assets consist of goodwill and property and equipment used in the generation of revenues in the different geographical areas.

WEYERHAEUSER FINE PAPER BUSINESS

(a Business Unit of Weyerhaeuser Company)

Notes to Combined Financial Statements

(Dollar amounts in millions)

Years ended December 31, 2006, December 25, 2005 and December 26, 2004

Selected information related to the Business Unit’s operations by geographical area is as follows:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
Sales to and revenues from customers external to the Business Unit:
United States	$2,791	$2,663	$2,737
Canada	515	559	288
Other foreign countries	—	45	1

	$3,306	$3,267	$3,026

	December 31, 2006	December 25, 2005
Long-lived assets:
United States	$2,324	$3,164
Canada	755	869

	$3,079	$4,033

19. Countervailing and antidumping duties:

The U.S. and Canada reached a final settlement in 2006 to a long-standing trade dispute over Canadian exports of softwood lumber into the U.S. Under the settlement agreement, a Canadian export tax was instituted that replaced countervailing and antidumping duties imposed by the U.S., and Canadian softwood lumber exporters received refunds of approximately 81% of countervailing and antidumping duties paid between 2002 and 2006. The Business Unit received its refund of countervailing and antidumping duties of $65 million and recognized the refund as other income in the fourth quarter of 2006.

20. Earnings (loss) per share

The following table provides the reconciliation between basic and diluted loss per share:

	Year ended December 31, 2006	Year ended December 25, 2005	Year ended December 26, 2004
	$	$	$
Net loss applicable to common shares	(609)	(478)	(17)
Weighted average number of common shares outstanding (millions)	284.1	284.1	284.1
Effect of dilutive securities (millions)	—	—	—

Weighted average number of diluted common shares outstanding (millions)	284.1	284.1	284.1

Basic net loss per share (in dollars)	(2.14)	(1.68)	(0.06)
Diluted net loss per share (in dollars)	(2.14)	(1.68)	(0.06)

Prior to the Transaction, Weyerhaeuser Fine Paper Business did not have common stock or stock options outstanding. The weighted average number of common shares outstanding for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 assumes that all common stock outstanding immediately after the Contribution of the Business Unit were outstanding for the entire prior years. The effect of dilutive securities for the years ended December 31, 2006, December 25, 2005 and December 26, 2004 was not considered in prior years as the impact would be antidilutive.